Exhibit 10.2

FAMILY DOLLAR STORES, INC.

2006 INCENTIVE PLAN

Guidelines for Long-Term Incentive Performance Share Rights Awards

1.                                      Purpose

Family Dollar Stores, Inc. (the “Company”) is adopting for the benefit of eligible individuals the Family Dollar Stores, Inc. 2006 Incentive Plan (the “Plan”), which is intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of such individuals upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.  These Guidelines for Long-Term Incentive Performance Share Rights Awards (the “Guidelines”) are intended to implement the Plan by providing eligible Associates of the Company with an opportunity to participate in the Company’s success by earning long-term incentive compensation awards in the form of shares of Company Stock (“Common Stock”) within the framework of the Plan (the “Performance Share Rights Awards” or the “Awards”), and as further described in these Guidelines.

These Guidelines are adopted pursuant to relevant provisions of the Plan and are to be interpreted and applied in accordance with the terms and provisions thereof.  Specifically, these Guidelines provide for the grant of Performance Share Rights Awards under Article 9 of the Plan and, with respect to Associates in the position of Vice President or above, the grant of Qualified Performance-Based Awards under Article 14 of the Plan.  Unless otherwise provided herein, capitalized terms used in these Guidelines will have the meaning given such terms in the Plan.  If there is any conflict between these Guidelines and the Plan, the terms and provisions of the Plan shall control.

2.                                      Scope

The Guidelines cover Associates who are eligible for participation in the Plan under these Guidelines and are selected by the Committee for Performance Share Rights Awards identified in Section 1 above.  Awards under these Guidelines cover multiple (generally three) year  performance periods relating to such Awards which generally track the Company’s fiscal (not calendar) year that is the 12-month period that generally runs from approximately September 1st to August 31st.  The actual dates for the fiscal year are determined and announced by the Company at the beginning of each fiscal year.  See Section 7 below regarding transition periods.

3.                                      Eligibility

The Compensation Committee of the Board (the “Committee”) and/or management of the Company will determine annually which Associates are eligible to receive Performance Share Rights Awards under these Guidelines.  Participants are selected no later than 90 days following the beginning of each performance period or upon employment with the Company or promotion.  Annual Performance Share Rights Awards under these Guidelines will result in overlapping performance periods.  Additional eligibility requirements are as follows:

•                  An Associate who becomes eligible for a Performance Share Rights Award under these Guidelines after the beginning of a performance period, either because the Associate is newly hired or is promoted into a position covered by these Guidelines, will be granted a prorated Award for all pending performance periods as of the Associate’s date of hire or effective date of promotion, other than any performance period that will lapse within six months of such date of hire or promotion.  Payments with respect to any such prorated Award will be based on the Company’s performance (as described below) at the end of the relevant performance period and will be prorated by multiplying the number of Performance Shares Rights to which the Associate would have been entitled (had the Associate been a participant in the Plan on the first day of the performance period) by a fraction, the numerator of which is the number of calendar months in the performance period from and after the date of hire or promotion (rounded up to the next full month for any partial month of service), and the denominator of which is the total number of calendar months in the performance period.

•                  An Associate covered by these Guidelines who has a job change that results in either a higher or lower Performance Share Rights Award under these Guidelines will have the Award for any pending performance period as of the date of the job change adjusted on a pro rata basis based on the number of months during the performance period in each such position.  For example, an Associate with a target Performance Share Rights Award of 1,000 shares who has a job change half way through a performance period to a job position with an Award of 1,500 Performance Share Rights will have an adjusted target Award for the performance period of 1,250 shares of Common Stock.

•                  These Guidelines do not in any manner restrict the right of the Company or the Associate to terminate employment at any time, for any reason, with or without cause.  See Section 5 below for further information on the consequences of termination of employment during a pending performance period.

•                  An Associate otherwise meeting all of the eligibility requirements of these Guidelines, but whose performance rating for a number of fiscal years representing at least half of the fiscal years covered by the performance period is at the Unsatisfactory/Does Not Meet Expectations level, will not be eligible for any payout for that performance period.

•                  An Associate must be classified as a regular full-time employee during the entire performance period for which an Award is being made and at the time of the actual issuance of the Common Stock pursuant to the Performance Shares Rights Award in order to be issued Common Stock pursuant to an Award. An Associate on leave of absence, regardless of type, will be issued Common Stock pursuant to a Performance Share Rights Award only upon return to regular, full time work/active status; provided however, that an Associate on an approved family medical leave or approved military leave will be issued Common Stock pursuant to such Award at the time such shares are issued even if they have not returned to regular, full time work/active status at that time.

4.                                      Forms of Awards and Targets

At the time an Associate is selected for an Award under these Guidelines for a particular performance period, the Associate will be assigned a “target” number of shares of Common Stock to be earned if the Company’s performance level is at the 50% level in comparison to the peer group (as set forth below) for the performance period.  The Award will be expressed as a number of Performance Shares Rights and will be evidenced by an Award Certificate consistent with the provisions of the Plan.  The actual payout for the performance period, if any, will be determined as a percentage of the target Award payout depending on Company performance as follows:

•                  Company performance for each performance period will be based equally upon (i) the Company’s average annual return on equity (“ROE”) for each fiscal year during the performance period and (ii) the Company’s pre-tax net income growth rate over the performance period, compounded annually.  For purposes of these Guidelines, ROE will be calculated by dividing the Company’s pre-tax net income for the relevant fiscal year by the total shareholders’ equity.

•                  Actual Company performance for each criteria above at the end of the relevant performance period is then measured against the performance of a peer group of companies selected prior to, or within 90 days after the beginning of, the performance period.  The Award levels for the relevant performance period will be adjusted at the end of the performance period to reflect the Company’s performance relative to the peer group.  Any such adjustment will generally range from 0% (i.e., no payout for the performance period) to 200% of the target Award per the following chart (with linear interpolation between the thresholds set forth below):

Performance Against Performance Peer Group	Percent of Award Adjustment (to Target Award)
90th Percentile	200%
75th Percentile	150%
50th Percentile	100%
40th Percentile	75%

30th Percentile	25%
<30th Percentile	0%

•                  For example, if an Associate receives a target Performance Share Rights Award of 10,000 shares for a particular performance period, and the Company’s ROE and pre-tax net income growth performance, as measured against the relevant peer group of companies, is in the 68th and 46th percentile, respectively, then the Associate would receive an actual payout of 11,300 shares of Common  Stock, as described below:

Performance Metric	Number of Performance Shares Rights at Target	Relative Performance (Against Performance Peer Group)	Relative Performance Adjustment	Actual Number of Shares of Common Stock Awarded
ROE	5,000	68%	136%	6,800
Net Income Growth	5,000	46%	90%	4,500

•                  In addition, under relevant provisions of the Plan, the determination of ROE and net-income-growth and the peer group of companies for the relevant performance period may be further adjusted, collectively or individually, to reflect extraordinary events or circumstances affecting the Company or its business, or any of the companies included in the peer group, which render any such goals or peer group selection unsuitable.

•                  These Guidelines do not in any manner restrict the right of the Company to modify performance measures, targets, cycles, or any other term or condition of these Guidelines, as the Company deems it necessary or appropriate, subject to the terms of the Plan.

5.                                      Termination of Employment

Notwithstanding anything in these Guidelines to the contrary, the following provisions will apply to any Associate whose employment with the Company terminates before the end of the relevant performance period.

•                  In the event of a termination of an Associate’s employment with the Company before the end of the relevant performance period, either (i) as a result of the Associate’s death, Disability or Retirement or (ii) by the Company without Cause, payments with respect to any outstanding Performance Share Rights Award for such performance period will be based on actual Company performance at the end of the fiscal year immediately preceding the date of termination or, if nearer, the end of the fiscal year immediately following the date of termination.  For example, if a performance period covers three fiscal years, and the Associate terminates employment after 16 months in the performance period, payments with respect to any outstanding Award for such performance period will be based on actual Company performance at the end of the first fiscal year covered by the performance period.  However, if the Associate terminates employment after 20 months in the performance period, payments with respect to any outstanding Award for such performance period will be based on actual Company performance at the end of the second fiscal year covered by the performance period.  Once Company performance is calculated as indicated above, payments are then prorated by multiplying the number of Performance Shares Rights to which the Associate would have been entitled based on such performance by a fraction the numerator of which is the number of calendar months in the performance period of the Associate’s actual employment with the Company (including the full calendar month in which the Associate’s employment terminated) and the denominator of which is the total number of calendar months in the performance period.

•                  In the case of death or Disability, individual performance of the Associate will be ignored.  In the case of Retirement or termination by the Company without Cause, individual performance of the Associate will be taken into account based on the most recently completed individual performance review(s) prior to such termination of employment.  In any of these events, payments under this paragraph shall be made as soon as administratively convenient after termination of employment and after the applicable performance results are calculable.

•                  In the event of termination of an Associate’s employment with the Company before the end of the relevant performance period and the actual issuance by the Company of Common Stock pursuant to the Performance Share Rights Award, either (i) by the Company for Cause, or (ii) by the Associate for any reason (other than death, Disability or Retirement), any outstanding Award for such performance period will be immediately forfeited.

6.                                      Additional Rules

•                  All payments under these Guidelines are considered supplemental pay and will be taxed as such.  Appropriate withholding and deductions will be taken from such payments.  Percentages will be rounded to the nearest 1/10 of a percent (for example, 10.3%).  Amounts will be rounded up to the nearest whole dollar.  In accordance with the Plan, the Company may require tax withholding to be satisfied through withholding of shares of Common Stock otherwise payable under the Award.

•                  These Guidelines cannot be changed or modified by a verbal communication or course of dealing but only by a written communication signed by the Chairman, Vice Chairman, and/or the Chief Executive Officer (“CEO”) of the Company or any officer designated by one of them.

•                  Payouts earned under these Guidelines are expected to be paid as soon as administratively convenient following the end of the relevant performance period in the form of one (1) share of the Company’s Common Stock for each whole Performance Share Right that is payable under the Plan and these Guidelines, rounded up to the next whole share. Notwithstanding the foregoing, the Company may permit recipients of

Awards to elect to defer receipt of payment of such Awards under such terms and conditions as the Company may prescribe.

•                  In the event of major economic changes, catastrophic events, or any other circumstances not contemplated by the Company (but subject to the Plan provisions relating to Qualified Performance-Based Awards), the Committee, the Chairman, Vice Chairman and/or the CEO of the Company reserves the right to alter, amend, or terminate these Guidelines and any Awards hereunder.

•                  The Chairman of the Company will make all final decisions, rulings and interpretations under these Guidelines (subject to the Plan provisions relating to Qualified Performance-Based Awards, which may require action by the Committee).  By participating in the Plan under these Guidelines, each Associate agrees that such decisions, rulings and interpretations will be final and that each Associate will be bound by them.  Each Associate further agrees that if and when any circumstances arise relating to these Guidelines which are not covered by this description of the Plan, the Associate will be bound by the final decision, ruling or interpretation of the Chairman.

7.                                      Transition Period

In addition to Performance Share Rights Awards made under these Guidelines for multiple year periods, during the Company’s 2006 and 2007 fiscal years, Performance Share Rights Awards will be made to Associates participating in the Plan under these Guidelines for each of the 2006 and 2007 fiscal years based upon the Company’s performance in each of such fiscal years as set forth in Section 4 above.  Notwithstanding the provisions of Section 3 above requiring that an Associate be eligible to participate in the Plan for at least six months of any performance period, an Associate who is hired or is promoted into a position eligible to receive a Performance Share Rights Award under the Plan during the 2006 or 2007 fiscal years before June 1 of such fiscal year will be eligible to receive a prorated Performance Share Rights Award which is otherwise computed in the manner set forth in Section 3 above.

8.                                      Qualified Performance-Based Awards

Notwithstanding anything in these Guidelines to the contrary, the following provisions will apply to any Associate who is a vice president or above at the time the Awards are established under these Guidelines.  Awards under this Section 8 are intended to satisfy the Section 162(m) Exemption applicable to Qualified Performance-Based Awards under Article 14 of the Plan.  Please refer to the Plan document for further information.

•                  All determinations under these Guidelines will be made by the Committee which, pursuant to Section 4.1 of the Plan, will consist of all the members of the Compensation Committee who are “outside directors” within the meaning of Section 162(m) of the Code.

•                  The Committee will establish within 90 days after the beginning of each performance period the target Award payout for each Associate covered by this Section 8, the peer group of companies and potential payout adjustments relating thereto for the relevant performance period.

•                  Notwithstanding the foregoing, the Committee will adjust ROE and net-income-growth, the peer group of companies and potential payout adjustments relating thereto for the relevant performance period, collectively or individually, with respect to each Associate covered by this Section 8 to adequately reflect the occurrence, during the performance period, of any of the events described in Sections 14.2 and 14.4 of the Plan.

•                  Payment of any Award under these Guidelines to any Associate covered by this Section 8 is conditioned upon the written certification of the Committee that the performance goals and any other material conditions applicable to such Award were satisfied.

•                  The Committee will retain the discretion to decrease, but not increase, the Award otherwise payable to any Associate covered by this Section 8 in accordance with the applicable performance formula described above.  In no event will the Award otherwise payable to any Associate covered by this Section 8 in accordance with the applicable performance formula described above exceed 1,000,000 shares of Company Stock.

•                  Consistent with Section 1 above, payment of any Award under these Guidelines to any Associate covered by this Section 8 is conditioned upon the Plan having been previously approved by the shareholders of the Company.